Exhibit 99.2
Cambium Learning 2010 Earnings Call
Thursday, March 3, 2011 5 PM Eastern
Officers
  Shannan Overbeck; Cambium Learning Group, Inc.; Head of Investor Relations
  Ron Klausner; Cambium Learning Group, Inc.; CEO
  David Cappellucci; Cambium Learning Group, Inc.; President
  Brad Almond; Cambium Learning Group, Inc.; Chief Financial Officer
Analysts
  Sam Cahn; Combination Capital; Analyst
Presentation
Operator: Good afternoon, and welcome to the Cambium Learning Group’s 2010 yearend earnings call. (Operator instructions.)
I would now like to turn the conference over to Shannan Overbeck. Please go ahead.
Shannan Overbeck: Thank you, Operator. My name is Shannan Overbeck, and I’m Cambium Learning Group’s Head of Investor Relations.
On the call today is Ron Klausner, our Chief Executive Officer, David Cappellucci, the Group’s President, and Brad Almond, Chief Financial Officer.
Before we begin, I have a few comments regarding the information we are providing today. Please note that some statements made on today’s call are forward-looking in nature and are based upon assumptions and subject to risks and uncertainties. The risks and uncertainties associated with these statements could cause Cambium Learning Group’s actual performance to differ materially from those reflected in statements made today. Examples of these assumptions and risks are described in our previous filings with the SEC and our Form 10-K to be filed in the coming weeks. Cambium Learning Group does not undertake any duty to update the statements whether as a result of new information, future events, or otherwise.
On today’s call EBITDA, adjusted EBITDA, and adjusted net revenues will be presented, and it should be noted that these measures will differ from those offered on the GAAP financial statements provided in the 10-K. These are non-GAAP financial measures that the Company believes will provide useful information to investors because they reflect underlying performance of the Company, including the December 2009 acquisition of Voyager Learning Company, and provide investors with a view of the combined Company’s operation from Management’s perspective.
These measures are used frequently by Management in the operation of the business. Reconciliations of these figures to GAAP are included in our press release schedules which can be found on our Corporate website, cambiumlearninggroup.com and our 10-K to be filed with the SEC.

Following today’s prepared statements we will take questions. A transcript and webcast of today’s call will also be available on the Company’s Corporate website.
Let me now turn the call over to Ron.
Ron Klausner: Thanks, Shannan, and thanks for joining us today. First, I’m encouraged by the progress we made in 2010 as a newly merged Company, and believe we’re well positioned to build on the platform Company we created.
Our primary focus in 2010 was to complete the integration resulting from the merger in December ‘09, realize our targeted cost savings synergies of $10 million, increase EBITDA, and invest for growth.
I believe we successfully accomplished each of these goals. The challenging funding environment, coupled with the natural disruption of a merger, regardless of integration execution, led to a decline in adjusted net revenues of 3% in 2010 versus ‘09. However, because we achieved the merger related cost synergies and delivered growth of adjusted net revenues of 13% during Q4 we were able to deliver adjusted EBITDA of $55 million, which represented an 8% growth over prior year.
We completed a two-year transformation of our cost structure. Over the past two years we have reduced adjusted net spending by $24 million. Transformations often are a code word for crashing earnings. However, we were able to execute the integration while investing $20 million in 2010, primarily aimed at product expansion.
We made a number of key investments which have resulted in the creation of a platform primarily focused on providing products and services for at risk students, primarily economically poor students, special education students, and English language learners. Clearly, the most significant investment was the integration, itself. We spent approximately $7 million in onetime integration costs, which have already been recouped in the year one cost synergies realized.
More relevant than cost savings, the investment brought together two of our nation’s largest intervention focused businesses. We made progress with several important investments, including: developed new ecommerce capabilities; converted legacy software offerings to web- based offerings; developed interactive whiteboard tools for a number of our intervention based products; introduced a new version of our special education platform, Kurzweil; and created a new sales force at Sopris, while expanding our sales force at Cambium Learning Technologies.
With 2010 behind us and the integration substantially complete, we seek to build on the momentum of our web-based offerings with their increased usage, our strong customer service and student outcomes, expanded sales and product coverage, and the benefits of continuity among the leadership team which have now worked together for more than a year.

2011 will have its challenges. The primary challenge is the continued uncertain funding environment. We intend to continue to execute on a strategy of providing better student outcomes with a distinctively better level of service. Over time we believe that enabling educators to realize better student outcomes builds customer loyalty.
Let me share strategy. We are effective based on a model that is predicated on our three core principles — one, teachers matter; two, students matter; and three, information and results matter.
Defining our distinctiveness. As a Company our ability to garner better student outcomes while providing unparalleled service contributes to our distinctiveness. As I mentioned, in 2010 we invested approximately $20 million in product development, including growth and maintenance to continue to build on the success we’ve had in student efficacy. Major product investments included, enhancements to VPORT, our data management system, including the addition of many legacy Cambium products to the new platform. The legacy Cambium products are great assets, and our customers can now more easily manage student progress and success. To remain centric to student outcomes we must be able to diagnose, assess, and measure performance, and our ability to do so is arguably one of the critical factors that help us win a large ARRA or stimulus deal because we and the customer have the information that supported student success. Dave will elaborate.
Individualized treatment. As a primary intervention provider technology enables us to individually treat students through mastery based, adaptive software, that is engaging, interactive, and easy to use. This is the point of arrival we are working towards. The development of REFLEX, as well as enhancements to Ticket to Read and REFLEX support these principles.
REFLEX ExploreLearning’s new adaptive software is a gain based solution for grades two to six that teaches math fluency in the four operations. 2010 served as a development and testing year for the program that is set to launch this month. I believe REFLEX is leaps and bounds better than any product in the market.
And the launch of DIBELS Next, the leading early reading assessment tools. DIBELS is the standard in reading assessments, but faced a big barrier due to the lack of a comprehension measure. The addition of a comprehension measure in 2010 coupled with being the most sensitive assessment tool positions DIBELS Next very well. The market has already responded favorably as sales were very strong in the second half of 2010.
Of the total spent in 2010 on product development, more than $14 million was incurred for technology. We believe that technology enabled products are an important element for reforming education. In 2011 we will again invest more than 70% of our research and development budget in technology. This includes completing REFLEX, expanding our adolescent vocabulary application, providing intervention as an online service, and deploying a new CRM for Sopris and Voyager sales.
Mergers and acquisitions, ongoing distinctiveness. The bets that we’ve made historically, including Learning A-Z, ExploreLearning, Kurzweil, Adolescent Literacy, and Math have been extraordinarily successful and have mitigated holes due to the elimination of Reading First. In my judgment our ability to create solutions that address difficult but specific problems, for example adolescents that cannot read sufficiently and are numb — solution Language! and Journeys has proven fruitful.

In 2010 we reviewed a number of merger and acquisition opportunities, but we chose not to pursue those as we remained focused primarily on the task of integration. In 2011, with the integration substantially complete we will continue to concentrate on identifying and pursuing strategic acquisitions consistent with our goals of diversifying our product offerings and increasing our technologies and services footprints.
We will again be disciplined in our efforts but we will be looking to acquire companies that will enhance our service based capabilities, turnaround service, tuck-ins, and software-based organizations that can enhance individualized treatment.
Financial flexibility. In 2010 we eliminated duplicative functions. We are committed to financial flexibility by saving two to three points of revenue each year. We have started to realize additional savings in 2011 from leveraging the purchasing power of the combined Company, as well as an effort to reengineer some key areas and processes from the way we deliver services, develop and fulfill products.
Company culture. While our core value is to place the interests of our customers first, we believe employee satisfaction is another key ingredient to our success. 2010 was a melding of two cultures. In 2011, we will take the lessons learned from 2010 and strive to ensure our people feel this is a great place to work.
Spotlight on success. Cambium develops solutions that change lives. One such student and a lifelong user is Shelby, a 19-year-old college student who faces the challenges caused by cerebral palsy and visual impairment. A user since the age of 18-months, Shelby began using our IntelliKeys adaptive keyboard so that she could more easily access computer technology.
As her school career progressed Shelby began using Kurzweil, our comprehensive literacy software, text to auditory, which she used extensively to help with reading and doing homework. She graduated high school with a 3.4 GPA. Today Shelby continues using Kurzweil three to four hours per day to enable her in her college coursework and is on her way of realizing her goal of pursuing a Masters in Psychology.
While Kurzweil is only one piece of the solution, our products do a great job supporting the unique needs of customers just like Shelby.
And now, Dave.
David Cappellucci: Thank you, Ron. And good afternoon, everyone. Thank you for joining the call.

During our third quarter call we mentioned three large deals in the Voyager pipeline. During the fourth quarter we were able to close two of those three deals. An approximately $8 million stimulus driven deal with the Los Angeles Unified School District, and a $3 million deal which included virtually all of our Voyager offerings in the Orangeburg Five School District in South Carolina.
These two deals help drive increased fourth quarter order volume for Voyager by approximately 34% compared to the same period in 2009. All major product lines contributed to the increase in order volumes. Early literacy was up approximately 30%. Math was up approximately 71%. And our services business was up approximately 30%.
This strong fourth quarter performance within our Voyager business unit helped Voyager reduce its full-year order volume decline to 11%, just about half the decline that had been experienced through the first three quarters of the year.
For the full year Voyager reported adjusted net revenues of $122.7 million in 2010 versus $131.2 million in 2009. While order volumes for our math products were about flat with prior year, declines in early and adolescent literacy combined with lower sales of summer school accounted for most of Voyager’s full-year order volume decline.
In light of the 2010 funding environment, early on we reduced expenses at Voyager, which offset the year-over-year order volume decline, resulting in achievement of our full-year EBITDA budget for this unit, even with the 11% order volume decline from prior year.
At Sopris adjusted net revenues for the Sopris unit were $24.7 million in 2010 compared to $25.2 million in 2009, a 2% decline. Order volumes for Sopris in the fourth quarter increased approximately 25% over the prior year, mainly attributable to the realization of $1 million in licensing fees. Comparable licensing fees of $1.7 million were recognized in the first quarter of 2009.
For the full year Sopris order volumes were down approximately 2% from 2009. This unit has now finished its first full year with a ramped up and dedicated sales and marketing capability, and is very well positioned going forward.
Adjusted net revenues for the CLT unit, our Cambium Learning Technologies unit were $46.8 million in 2010 compared to $44.8 million in 2009, a 4% increase. Fourth quarter CLT order volumes were down approximately 15% from prior year. The shortfall was confined to our Kurzweil IntelliTools assistive technologies unit, while our Learning A-Z and ExploreLearning businesses continued to post very strong growth.
For the full year CLT’s order volumes grew approximately 7%. Again, this overall growth figure reflects strong growth of approximately 24% in each of our Learning A-Z and ExploreLearning businesses, offsetting a 12.5% decline in CLT’s assistive technology offerings.
As I mentioned during our last call, during times of constrained funding it is often not a situation where schools and school districts have no funds to spend, but reduced funds. Our Sopris, Learning A-Z, and ExploreLearning units provide lower price point per student and highly effective supplementary solutions which offer an attractive value proposition.

So, while large purchase commitments were impacted, mostly affecting our Voyager unit, our Company enjoys a revenue diversification that helps mitigate this as its strong performance within EL and LAZ demonstrates.
And, now, I would like to turn the call over to Brad.
Brad Almond: Thanks, David.
As we have a seasonal business and we are reporting on our fiscal year end my comments are directed primarily at full-year 2010 results unless otherwise noted. As Shannan mentioned, I will also present results on an adjusted basis for revenues and EBITDA. Appropriate reconciliations are available in our press release and SEC filings for these numbers.
Before I go into details on some key areas, it’s important to reiterate that we believe our 2010 ability to grow adjusted EBITDA by 8% to reach $55 million was a significant success for the newly merged Company. Clearly, the funding environment was challenging, and any merger regardless of execution success is disruptive.
While our main focus was on integration and near-term execution we were able to make several investments, including a $4 million increase in spending in Sopris and the Cambium Learning Technologies units. We feel that this increased spending was essential to establishing Sopris as a separate unit and to fuel the historical and continued sales growth for ExploreLearning and Learning A-Z.
Now, let’s look at some of the details. As Ron explained, we had a very successful Q4, allowing us to close the year with adjusted net revenue of $194 million, which was down $7 million to prior year, for a decline of approximately 3%.
Through Q3 the decline had been 8%. Closing several significant transactions in Q4 played a key role in this full year performance. However, another factor was the sale for $2 million, which was ordered and shipped at the end of Q3 but did not get recognized into revenue until early Q4. We discussed that transaction on our Q3 call.
In examining our adjusted revenue for 2010 versus 2009 it is important to consider the impact of two significant funding trends. In 2009, we estimate we recognized approximately $10 million in Reading First funded sales, and $10 million in stimulus related deals, for a total impact of $20 million. Reading First was phased out in 2009.
We believe we had approximately $15 million in stimulus related agreements in 2010. Therefore, between these two funding sources we saw a net decline of $5 million, representing the majority of our revenue decline.
While we refer often to order volume as a management metric, a comparable measurement that can be derived from the financials is revenue plus change in deferred revenue. This presentation is common in businesses with a high degree of technology delivered products, and is a close approximation of volume or cash sales.

In 2010 we had adjusted net revenues of $194 million and an adjusted deferred revenue increase of approximately $1 million, for a combined $195 million. This compares to adjusted net revenues in 2009 of $201 million, and an increase in adjusted deferred revenue equal to $7 million. The combined 2009 amount was, thus, $208 million versus $195 million in 2010. This represents a decline of $13 million or 6%. Through Q3 this same metric was a decline of 13%, again, indicating the impact of Q4 sales success.
We have discussed on previous calls the reasons that adjusted deferred revenue has been relatively flat in 2010, while in prior years deferred revenue grew substantially. As more of our business continues to be technology based, deferred revenue is expected to again increase as subscription products are paid upfront in cash but have revenue recognized ratably over their subscription period. As a method to assist investors better understand our sales results we will continue to present this revenue plus change in deferred revenue as a meaningful metric going forward.
Let’s turn to spending. As we closed 2010 we have completed a two-year transformation of our cost structure. As Ron noted, over the last two years we have reduced net spending by $24 million on an adjusted basis. We reduced $13 million in 2009 as both legacy companies ahead of the merger slimmed back their cost structure and became more efficient.
In 2010 we further reduced spending by $11 million. The $11 million reduction in 2010 is the net spending change of synergies realized and variable expense savings, offset by the $4 million investment I mentioned in Sopris and CLT.
To summarize our adjusted EBITDA from 2009 to 2010, we started with 2009 EBITDA of $51 million. We experienced an adjusted revenue decline of $7 million, which resulted in variable cost savings of $4 million. We realized $10 million in synergy savings, and made some discretionary spending reductions of about $1 million, then reinvested $4 million in growth initiatives. The result was 2010 adjusted EBITDA of $55 million.
So let’s convert that $55 million EBITDA to cash. The beginning of the year and ending year cash balance for the Company was relatively flat, despite an adjusted EBITDA of $55 million. The Company’s underlying ability to convert EBITDA to cash remains strong, and the lack of cash conversion in 2010 is due to timing of working capital needs and onetime costs.
So let me explain. On the $55 million adjusted EBITDA we had CapEx of $12 million for a net EBITDA less CapEx of $43 million. We then had $18 million in regular debt payments, taking expected cash conversion to approximately $25 million.
From this $25 million we paid-off the $5 million revolver balance, which we started the year with, which was a result of the merger transaction costs, we used $5 million to pay the State of Michigan in a tax dispute, which we have discussed on the previous calls, we had $4 million in onetime cash expenditures from the integration and used $9 million from an increase in working capital.

The working capital increase on cash usage was primarily an increase in accounts receivable due to the timing of the significant Q4 transactions. All these items totaling $23 million are considered to be timing or onetime in nature. Regarding the Michigan tax issue, we are actively fighting that with hopes for a refund of that payment.
Let me close with an overview of the recently concluded bond offering. In February we completed a $175 million offering of senior secured notes with an interest rate of 9.75% that mature in February 2017. After the issuance discount we received proceeds of $174 million. We used the majority of the net proceeds to repay in full our existing debt obligations and to pay related fees and expenses and intend to use the remaining net proceeds for general Corporate purposes.
Additionally, we entered into a new four-year $40 million asset backed revolving credit facility. We feel that this new debt structure aligns our capital structure with our business objectives and M&A aspirations, while extending the maturity of all of our debt, all of our senior debt to 2017.
The new debt with proforma treatment to December 31, 2010 would yield a net debt to EBITDA ratio under three times, and an EBITDA to cash interest coverage ratio of 3.3 times. These ratios show that we have a reasonable debt level, plus we have substantial current liquidity in the form of cash on the balance sheet, plus the available ABL facility and a cash positive Company that converts EBTIDA to cash.
And, with that, I would like to turn the call over to the Operator for Q&A. Operator, are you with us?
Question and Answer
Operator: (Operator instructions.)
Our first question comes from Sam Cahn at Combinations Capital.
Sam Cahn: Hi. Just wondering if you could give any update on the payouts regarding the CVR contingent value rights from the Voyager merger?
Brad Almond: So trying to — so we made a payout in about I think it was around the September timeframe, that was the first of the scheduled payouts. And there’s another scheduled payout that would be midyear this year, and then a follow-on that’s 18 months out.
So I’d point you to our 10-K which will be out shortly. We’re still pulling those details together, which should elaborate a little bit better into what the remaining liabilities and assets are with regards to that CVR. It’s a little bit of work left to be done, and then what you’ll see is you’ll see some disclosure in the footnotes that has that detailed out.
Sam Cahn: Okay, and the Michigan tax issue that you were discussing, is that related to the funding of the CVR or is that — from a different bucket?

Brad Almond: They’re related, so the CVR originally had a finite life of 18 months. And what we did with the Michigan deal is we agreed to pay that off, $10.4 million, half of it funded from the CVR and half funded from the Company. And then we extended the life of the CVR as it relates just to that deal until it is resolved. So that hopefully explains that. It’s related but it’s somewhat separate from the CVR because it will extend beyond the normal CVR life if the resolution of it takes longer than the CVR’s life.
Sam Cahn: Great. Thank you very much.
Ron Klausner: Thank you.
Operator: (Operator instructions.)
This concludes our question and answer session. I would like to turn the conference back over to Brad Almond for any closing remarks.
Brad Almond: Thank you. We thank everybody for their attendance on this call, and we look forward to updating you on our start to 2011 on our first quarter call. Thank you very much.